Exhibit 99.2
Leon Medical Centers Health Plans, Inc.
Balance Sheets

	(Unaudited)
	June 30,	December 31,
	2007	2006
Current assets

Cash and cash equivalents	$88,856,801	$47,375,813
Premium receivable from CMS	6,293,595	783,726
Due from related parties	421,140	—
Reinsurance claims and other receivables	219,741	206,288
Deferred income taxes	85,320	854,984
Prepaid expenses and other current assets	300,882	369,107

Total current assets	96,177,479	49,589,918

Depreciable property	2,026,590	2,361,235

Cash deposit with Florida Department of Financial Services	378,243	369,602

Total assets	$98,582,312	$52,320,755

Current liabilities

Accounts payable and accrued expenses	$918,529	$984,017
Current income taxes	13,232,162	5,889,620
Unearned premium	33,944,816	—
Aggregate health policy reserve	5,074,321	2,439,706
Liability for amounts held under uninsured plans	3,780,529	3,274,635
Due to related parties	—	3,697,188
Medical claims payable	20,186,107	17,733,433
Current maturities of obligations under capital leases	312,725	359,121

Total current liabilities	77,449,189	34,377,720

Long-term liabilities

Obligations under capital leases, net of current maturities	40,372	170,499
Deferred tax liability	322,104	252,381

Total liabilities	77,811,665	34,800,600

Shareholders’ equity

Common Stock	3	3
Additional paid in capital	9,008,319	9,008,319
Retained earnings	11,762,325	8,511,833

Total shareholders’ equity	20,770,647	17,520,155

Total liabilities and shareholders’ equity	$98,582,312	$52,320,755

See Notes to Financial Statements

Leon Medical Centers Health Plans
Statements of Operations (Unaudited)
For the three months ended June 30, 2007 and June 30, 2006

	2007	2006
Revenue

Premiums earned from Centers for Medicare & Medicaid Services	$84,160,567	$67,180,756

Costs and expenses
Direct costs of healthcare services provided	67,539,756	60,292,553
Marketing, advertising and selling expenses	657,323	622,975
General and administrative expenses	3,960,300	2,853,058
Depreciation and amortization	167,964	187,392
Interest expense	6,889	9,835

Total costs and expenses	72,332,232	63,965,813

Interest income	725,766	572,422

Income from operations	12,554,101	3,787,365

Income tax provision	4,724,108	1,425,185

Net income	$7,829,993	$2,362,180

See Notes to Financial Statements
Leon Medical Centers Health Plans
Statements of Operations (Unaudited)
For the six months ended June 30, 2007 and June 30, 2006

	2007	2006
Revenue

Premiums earned from CMS	$159,989,980	$131,533,254

Costs and expenses
Direct costs of healthcare services provided	130,097,859	115,828,588
Marketing, advertising and selling expenses	1,775,173	1,319,033
General and administrative expenses	7,510,000	5,622,356
Depreciation and amortization	335,908	336,733
Interest expense	15,270	22,404

Total costs and expenses	139,734,210	123,129,114

Interest income	1,487,328	1,024,595

Income from operations	21,743,098	9,428,735

Income tax provision	8,181,929	3,548,033

Net income	$13,561,169	$5,880,702

See Notes to Financial Statements

Leon Medical Centers Health Plans
Statements of Cash Flows (Unaudited)
For the six months ended June 30, 2007 and 2006

	2007	2006
Operating activities

Net cash inflow / (outflow) from operating activities	51,969,449	31,687,289

Investing activity

Cash inflow / (outflow) for purchase of computer equipment	(1,261)	(124,091)

Financing activities

Cash inflow / (outflow) for shareholder distributions	(10,310,677)	—
Cash inflow / (outflow) for capital contributions	—	2,000,000
Cash inflow / (outflow) for repayment of capital lease financing	(176,523)	(169,962)

Net cash inflow / (outflow) for financing activities	(10,487,200)	1,830,038

Net cash inflow / (outflow) from all activities	41,480,988	33,393,236

Cash and cash equivalents, beginning of year	47,375,813	34,313,475

Cash and cash equivalents, end of year	$88,856,801	$67,706,711

See Notes to Financial Statements
Leon Medical Centers Health Plans
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)
     1. The accompanying financial statements are unaudited and should be read in conjunction with the financial statements and notes thereto of Leon Medical Centers Health Plans, Inc. (“Plan”) as of and for the year ending December 31, 2006. The accompanying unaudited financial statements reflect the Plan’s financial position as of June 30, 2007, the Plan’s results of operations for the three and six months ended June 30, 2007 and 2006, and the Plan’s cash flows for the six months ended June 30, 2007 and 2006. Certain 2006 amounts have been reclassified in these condensed financial statements to conform to the 2007 presentation.
     Certain information and footnote disclosures normally included in complete financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations applicable to interim financial statements. The results of operations for the 2007 interim periods are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2007.
     The preparation of the condensed financial statements requires management of the Plan to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.
     At June 30, 2007, the Plan had 25,597 members all of whom are recipients of Medicare benefits.
     Premium receivables from CMS at June 30, 2007 consist primarily of amounts related to retroactive risk adjustments with CMS for the 2007 Medicare plan year. These premium adjustments were recognized in the financial statements during the three months ended June 30, 2007 based on CMS notification received by the Plan in July of 2007. The Plan collected these amounts in July 2007.
     Unearned premium consists of premium payments received by the Plan for covered lives for which the services will be rendered and revenue recognized in future months.
     2. The Plan is required to report its financial condition and its results of operations in conformity with the accounting practices prescribed or permitted by the State of Florida Office of Insurance Regulation and the National Association of Insurance Commissioners.
     The following are certain financial statistics as determined under this statutory basis of accounting as of June 30, 2007 and for the period then ended:

Statutory capital and unassigned surplus	$18,084,655

Statutory net income	$13,731,894

Statutory minimum surplus	$7,783,121

     3. On October 1, 2007, all of the outstanding capital stock of the Plan was acquired by HealthSpring, Inc. (HealthSpring) pursuant to the terms of the Stock Purchase Agreement, dated as of August 9, 2007 (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, the Plan was acquired by HealthSpring for $355.0 million in cash and 2,666,667 shares of HealthSpring common stock, $.01 par value per share, which share consideration has been deposited in escrow and will be released to the former stockholders of the Plan if Leon Medical Centers, Inc. completes the construction of two additional medical centers in accordance with the timetable set forth in the purchase agreement between the Plan and HealthSpring.